Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Berkshire Hills Bancorp, Inc.’s Registration Statement Nos. 333-41766, 333-56446, 333-105721, 333-122522, 333-146604, 333-177587 and 333-185464 on Forms S-8 and Registration Statement Nos. 333-137246, 333-163308 and 333-185107 on Forms S-3 of our report dated March 14, 2011, except for Note 2 as to which the date is March 18, 2013, relating to our audit of the consolidated financial statements of Berkshire Hills Bancorp, Inc. and subsidiaries for the year ended December 31, 2010 appearing in this Annual Report on Form 10-K.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 18, 2013